UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On February 24, 2022, Macellum Badger issued the following press release:

Macellum Highlights Pattern of Anti-Shareholder Actions and Poor Corporate Governance at Kohl’s

Recaps Company’s Anti-Shareholder Maneuvers That Appear to be Intended to Entrench the Current Board and Undermine a Credible Sale Process

Notes that Company Appears to Have Set a March 7th Record Date for the 2022 Annual Meeting

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today highlighted the Company’s apparent pattern of anti-shareholder actions and poor corporate governance following Macellum’s nomination of ten highly qualified and independent individuals for election to the Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

•	The Company hastily rejected recent indications of interest and has refused to announce a robust strategic review process. The Board’s rejections came just two weeks after outreach from potential acquirers, reaffirming our belief that a majority of the Board is entrenched and lacks the objectivity necessary to evaluate potentially value-maximizing sale opportunities. Furthermore, it appears the Board has still not authorized its bankers to aggressively canvass the market and initiate substantive conversations with a broader set of logical suitors. We are forced to question the Board’s commitment to running an open, fair and fulsome process and providing adequate information to potential buyers to increase prospective offer prices.

•	The Board recently adopted a two-tiered poison pill, which seems like it was deliberately structured to chill a sale process. The pill prevents a potential acquirer from bringing an offer directly to shareholders without risking substantial dilution. In fact, simply announcing an intent to commence a tender offer (as opposed to consummating one) triggers the pill. While the Board may point to the ‘qualified offer’ exception, the various requirements that must be met to be a ‘qualified offer’ all but ensure that no unsolicited offer will ever be made. The requirements include that an offer must be fully financed, not subject to any diligence and not arbitrarily deemed ‘inadequate’ by the Company’s investment bank. Unsurprisingly, despite our concerns, the Board has yet to commit to submitting this onerous, two-tiered pill for shareholder approval at the upcoming Annual Meeting.

•	The Board has yet to address our good faith request for a universal proxy card to be used at the Annual Meeting. Given that the Board claims to be a leader when it comes to environmental, social and governance matters, we assumed it would want to be a voluntary early adopter of the U.S. Securities and Exchange Commission’s new rule for universal cards in contested elections that is scheduled to go into effect in September of 2022. The Board’s lack of response to our request to have all candidates appear on both Macellum and the Company’s proxy cards is troubling.

•	The Board appears to have pushed up this year’s record date by three weeks to March 7, 2022, in an apparent attempt to protect itself from investors who are rightfully frustrated by its inaction and poor direction.[1] Given that the Company is set to report earnings on March 1st, shareholders do not have reasonable time to add to their positions with all the facts in front of them if they want to have a say at the upcoming Annual Meeting. Further, the record date would require a shareholder to have purchased shares prior to the long-awaited analyst day scheduled to take place on March 7th.

Jonathan Duskin, Macellum’s Managing Partner, commented:

“In light of the Board’s history of overseeing ineffective business plans and presiding over terrible returns, we can only assume these anti-shareholder actions represent a desperate ploy to try to entrench the incumbents. Given that the Company’s share price has deflated in recent weeks to approximately 17% below Acacia Research Corporation’s disclosed initial offer of $64 per share and even further compared to a reported offer price of $65 per share from Sycamore Partners, it seems we are already witnessing the negative effects of the Board’s attempts to chill a normal course sale process.2 We do not believe investors can trust this Board to oversee a transparent and rigorous process to maximize shareholder returns.

It is unusual for a stock to trade at a 17% discount to a bona fide offer. It is clear the Board, through its self-serving tactics, has been able to convince many investors that it has no intention of pursuing a serious sale transaction to create meaningful value for shareholders. Investors can begin to see what the value of Kohl’s is without the support of a take-private transaction. Nonetheless, we believe that numerous financial and strategic buyers have not been deterred by the Board’s actions and continue to express interest in paying a material premium to own Kohl’s. Macellum’s nominees, if elected, are committed to developing a superior standalone plan while comparing that against the risk adjusted return of a genuine process to explore value-maximizing sale opportunities.”

***

IMPORTANT NOTE TO KOHL’S SHAREHOLDERS REGARDING VOTING THEIR SHARES AT THE 2022 ANNUAL MEETING:

Kohl’s shareholders who have loaned, pledged or hypothecated any of their Common Stock may not be able to vote their shares unless such shares are returned to their accounts before the record date. According to information Kohl’s has provided to custodial banks, brokers and other intermediaries, we believe Kohl’s has set a record date of Monday, March 7th for the 2022 Annual Meeting. It is imperative that shareholders who wish to vote at the 2022 Annual Meeting make certain they have their shares in proper voting order prior to the record date. This process may take several days to complete. If the Company determines to use a record date of March 7th, the last day to purchase stock in order to vote at the 2022 Annual Meeting would be Thursday, March 3rd.

Please visit www.KeepKohlsAccountable.com to review key materials.

***

1 The Company’s 2021 record date was March 24, 2021.

2 Based on the Company’s closing price of $53.25 on February 23, 2022, and a publicly disclosed $64 per share offer from Acacia Research.

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Certain Information Concerning the Participants

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”) and Jonathan Duskin.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

Item 2: On February 24, 2022, Macellum Badger posted the following materials to https://KeepKohlsAccountable.com:

Item 3: On February 24, 2022, Macellum Badger was quoted in the following article published by The Street:

Kohl’s Faces Renewed Pressure From Key Shareholder

The Street

By Tony Owusu

February 24, 2022

Macellum Partners has nominated 10 people to the Kohl’s board, including the investment firm’s CEO, Jonathan Duskin.

Institutional investors are renewing their push for major changes at Kohl’s as the retailer pursues its strategy.

The department-store chain is facing pressure to sell itself and to remake its board. So far, the company has assessed the offers that have been on the table but found them inadequate.

Kohl’s, Menomenee Falls, Wis., says it’s worth more than the offers it has received from potential buyers. The company recently adopted a poison pill, a measure designed to make a hostile takeover prohibitively expensive.

On Thursday, Macellum Advisors, a long-term holder of nearly 5% of Kohl’s shares, issued a statement highlighting what it calls a pattern of “anti-shareholder actions and poor corporate governance.”

Macellum recently nominated a slate of 10 individuals -- including the investment firm’s chief executive, Jonathan Duskin -- to the Kohl’s board.

TheStreet has requested comment from Kohl’s.

Kohl’s Finds Current Deal Proposals Wanting

Last month, Acacia Research, backed by the New York investment firm Starboard Value, offered $64 a share, or about $9 billion, for the company, The Wall Street Journal reported.

Bloomberg then reported that Kohl’s had been approached by private equity firm Sycamore Partners about a potential takeover. The New York private equity group offered $65 a share, sources told Reuters.

The Kohl’s board reviewed “current expressions of interest” from groups looking to purchase it. “The valuations indicated ... do not adequately reflect the company’s value in light of its future growth and cash flow generation,” the company said in a statement.

“The board is committed to maximizing the long-term value of the company and will review and pursue opportunities that it believes would credibly lead to value consistent with its performance and future opportunities.”

“We have a high degree of confidence in Kohl’s’ transformational strategy and we expect that its continued execution will result in significant value creation,” Chairman Frank Sica said. The board “will continue to closely evaluate any opportunities to create value.”

At last check Kohl’s stock was little changed at $53.19.

Macellum’s Beef With Kohl’s

Macellum has said that it had tried to work with Kohl’s and the board. The investment firm said in proxy materials for the 2022 Kohl’s annual meeting:

“Last year, Macellum, together with certain other shareholders, nominated a slate of directors seeking significant board change. After some engagement, we decided to enter into a settlement agreement with the company whereby two of our director nominees would join the board, Margaret Jenkins and Thomas Kingsbury.

“While we were hopeful that settling our campaign last year would move the board in the right direction, unfortunately Kohl’s stock price has continued to underperform and has only increased recently following reports that offers have been made by several credible parties to acquire the company.

“The board’s recent and quick rejection of at least two offers to buy the company, at a material premium to the then stock price, and the board’s decision to implement an onerous poison pill, forces us to conclude that the only way for shareholders to realize a reasonable return on their investment is with a majority of the board refreshed.

“Therefore, we have nominated a slate of 10 highly qualified and capable candidates who will bring fresh perspectives, talented leadership, and a firm commitment to assessing all paths to maximizing value for shareholders. This means evaluating sale opportunities relative to a new strategic, operational, and financial plan for pursuing market share growth and enhanced earnings.”

Macellum said in its Thursday statement what it called Kohl’s’ hasty rejection of the recent bids “[reaffirms] our belief that a majority of the board is entrenched and lacks the objectivity necessary to evaluate potentially value-maximizing sale opportunities.”

It said the board hasn’t responded to its request that the company issue a single proxy card with all candidates appearing on that card. The SEC issued rules for so-called universal proxy cards to address the issue that with multiple proxy cards in contested elections, holders couldn’t vote for a mix of dissident and company nominees.

Macellum said it assumed that Kohl’s “would want to be a voluntary early adopter” of the SEC rules, which go into effect beginning Sept. 1

And Macellum said that the record date for the annual meeting has been moved up by three weeks to March 7.

“Given that the company is set to report earnings on March 1, shareholders do not have reasonable time to add to their positions with all the facts in front of them if they want to have a say at the upcoming annual meeting,” the firm said.

“Further, the record date would require a shareholder to have purchased shares prior to the long-awaited analyst day scheduled to take place on March 7.”

Item 4: On February 24, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by Activist Insight:

Macellum slams Kohl’s governance practices

Activist Insight

February 24, 2022

Macellum Advisors has accused Kohl’s of taking several measures to discourage suitors and suppress dissenting voices, including the activist’s own board bid.

Macellum, which recently put forth a majority 10-person slate that includes its own Jonathan Duskin, argued on Thursday that there was a “pattern of anti-shareholder actions and poor corporate governance” plaguing the retailer.

The investor criticized Kohl’s for failing to respond to its request for a universal proxy card used at this year’s board elections. It also claimed that the retailer appears to have pushed up this year’s record date - by which investors need to have Kohl’s shares in record name to be able to vote - by three weeks to March 7 as part of its defense. Macellum said this may prevent disgruntled investors from increasing their positions as the company’s “long-awaited” analyst day is scheduled on the same date.

The activist, a near-5% shareholder in Kohl’s, also said the board was resisting a sale process and rejected takeover overtures, including a $64 per share bid from Starboard Value-backed Acacia Research, despite its “history of overseeing ineffective business plans and presiding over terrible returns.”

Macellum noted that the retailer’s stock was trading far below Acacia’s offer and suggested this was due to investor distrust in the board’s intention to pursue an “open, fair, and fulsome” sale process.

“We do not believe investors can trust this board to oversee a transparent and rigorous process to maximize shareholder returns,” said Macellum Managing Partner Duskin. The activist added that, despite the board’s defensive measures, which include a poison pill, “numerous financial and strategic buyers” are still interested in a deal.

Shares in Kohl’s were down 1.1% at $52.64 each as of 11:38 a.m. EST Thursday, about 19% below Acacia’s bid, which the retailer rejected for undervaluing the business compared to management’s strategic plan.